Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Amended and Restated Asset Purchase AGREEMENT dated 7 DECEMBER 2023 by and between PROQR THERAPEUTICS I B.V. PROQR THERAPEUTICS II B.V. PROQR THERAPEUTICS IV B.V. as the Sellers and PROQR THERAPEUTICS N.V. as the Guarantor and LABORATOIRES THEA S.A.S as the Purchaser

Allen & Overy LLP

TABLE OF CONTENTS

Clause	Page

1.	Definitions and Interpretations	5
2.	Effective Date	11
3.	Sale and Purchase	11
4.	Purchase Price	13
5.	Completion	14
6.	Due Diligence and Disclosed Information	15
7.	Sellers’ Warranties	16
8.	Indemnification and Limits to Liability	17
9.	Purchaser’s Warranties	19
10.	Third-Party Claims	19
11.	Assignment and Transfer of Patents	20
12.	Assignment and Transfer of Trademarks	21
13.	Assignment and transfer of Domain Names	21
14.	Supply of Know-How, Assignment and Transfer of Intellectual Property Rights	22
15.	Other Assets	23
16.	Cost Compensation Agreement	23
17.	Wrong Pockets	24
18.	Transitional and Additional Services	25
19.	Guarantor	25
20.	Sellers’ Protections	26
21.	Protective Covenants	27
22.	Confidentiality	28
23.	Press Releases	29
24.	Assignments	29
25.	Payments	29
26.	Further Assurances	30
27.	Sellers’ Representative	30
28.	Notices	31
29.	General	32
30.	No Rescission	32
31.	Governing Law and Jurisdiction	32

Schedules

1.	Patents	34
2.	Trademarks	35
3.	Domain Names	36
4.	Know-How	37
5.	Assignment Agreements	38

	Part 1	License Assignment and Amendment Agreements	38
	Part 2	MyTomorrows Assignment Agreement	38
	Part 3	Patents related to License Agreements	39
6.	Confirmation of Assignment of Patents		40
7.	Confirmation of Assignment of Trademarks		42
8.	Confirmation of Assignment of Domain Names		44
9.	Transferred Contracts		46
10.	Other Assets		47
11.	Completion Actions		48
	Part 1	Obligations of the Sellers	48

	Part 2	Obligations of the Purchaser	48
12.	Sellers’ Warranties		49
13.	Purchaser’s Warranties		50
14.	Earn-Outs		51
15.	Cost Compensation Agreement		55
16.	Data Room Index		56
17.	Transitional Services Agreement		57

THIS AGREEMENT is made on 7 December 2023 (the Agreement),

BETWEEN:

(1)	PROQR THERAPEUTICS I B.V., a private limited liability company incorporated under the laws of the Netherlands (registered number 63634511), with its registered office at Zernikedreef 9, 2333CK Leiden, the Netherlands (ProQR I);

(2)	PROQR THERAPEUTICS II B.V., a private limited liability company incorporated under the laws of the Netherlands (registered number 63634538), with its registered office at Zernikedreef 9, 2333CK Leiden, the Netherlands (ProQR II);

(3)	PROQR THERAPEUTICS IV B.V., a private limited liability company incorporated under the laws of the Netherlands (registered number 63634554), with its registered office at Zernikedreef 9, 2333CK Leiden, the Netherlands (ProQR IV, together with ProQR I and ProQR II (the Sellers));

(4)	PROQR THERAPEUTICS N.V., a public limited company incorporated under the laws of the Netherlands (registered number 54600790), with its registered office at Zernikedreef 9, 2333CK Leiden, the Netherlands (the Guarantor);

(5)	LABORATOIRES THEA S.A.S., a company duly existing and organised under the laws of France (registered number 390 813 988, having its head office at Z.I. du Brézet, 12 rue Louis Blériot, 63100 Clermont-Ferrand, France (the Purchaser);

The parties to this Agreement are hereinafter also collectively referred to as the Parties and each individually as a Party.

WHEREAS:

(A)	The Sellers own the Clinical Ophthalmology Business.

(B)	On 31 July 2023, the Parties entered into an asset purchase agreement in connection with the sale and purchase of certain assets and liabilities pertaining to the Clinical Ophthalmology Business by the Sellers to the Purchaser (the Prior APA).

(C)	Clause 4 of the Prior APA included a provision pursuant to which completion of the transaction contemplated thereby would be conditional upon certain individuals entering into employment or service agreements with the Purchaser or any of its relevant Affiliate(s) (the Condition).

(D)	On or around [***], it became apparent that the Condition could no longer be fulfilled in full, and the Parties continued to discuss alternative scenarios and team compositions in the spirit of the Condition until the Purchaser informed the Sellers on [***] that the proposed alternatives were not workable in lieu of the Condition. On [***], the Parties entered into an addendum to the Prior APA in which, amongst others, the Long Stop Date (as defined in the Prior APA) has been extended in order to further discuss alternative terms and conditions governing the sale and transfer of the Transferred Assets (the Addendum, and together with the Prior APA, the Prior Agreement).

(E)	Following subsequent discussions, the Parties have reached agreement on the amendment of certain terms and conditions of the Prior Agreement.

(F)	The Parties now wish to set out their agreement in respect of the amendments to the Prior Agreement in this Agreement. The Prior Agreement shall be amended and restated, in its entirety, by this Agreement, which shall become effective on the date of this Agreement.

THEREFORE, IT IS AGREED as follows:

1.	Definitions and Interpretations

1.1	In addition to the words defined elsewhere in this Agreement, the below words shall have the following meaning in this Agreement:

Addendum has the meaning given in Recital (D);

Additional Purchase Price has the meaning given in Clause 4.2;

Additional Transfer Document has the meaning given in Clause 5.7;

Affiliate means, in relation to any Person or entity, any direct or indirect subsidiary or direct or indirect holding company of that Person or entity and any other direct or indirect subsidiary of such holding company;

Agreement means the present agreement including its schedules;

Ancillary Agreements means the Assignment Agreements and the Transitional Services Agreement and each an Ancillary Agreement;

Anticorruption Laws means any Law related to bribery or corruption, including, the French Sapin II Act No. 2016-1691, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the Italian Legislative Decree no. 231 of June 8, 2001, as currently applicable, and, where relevant and applicable, similar anti-bribery legislation enacted by member states of the European Union and by signatories implementing the OECD Convention Combating Bribery of Foreign Officials;

Assignee has the meaning given in Clause 24.2;

Assignment Agreements means the agreements attached in Schedule 5 (for the avoidance of doubt, excluding Part 3 thereof);

Assignor has the meaning given in Clause 24.2;

Assumed Liabilities has the meaning given in Clause 3.3;

Basket has the meaning given in Clause 8.2(b);

Breach means any circumstance whether known or unknown and whether attributable to the Sellers or not, which causes any of the Sellers’ Warranties to be untrue or inaccurate on the date of this Agreement or on the Completion Date (as applicable);

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands and France for normal business;

Business Warranties means the Sellers’ Warranties that are not Fundamental Warranties;

Business Warranty Claim means a Claim for Breach of a Business Warranty;

Claim means a claim for damages resulting from a breach of an obligation under this Agreement, including a Warranty Claim;

Clinical Ophthalmology Business means the development of the Products and their derivatives , whatever their formulation, by the Sellers’ Group for the therapy of Leber Congenital Amaurosis 10, Usher Syndrome and non-syndromic RD associated with USH2A exon 13 mutation, this development activity encompassing the obtaining of development data, registration data, Manufacturing/CMC data, as well as non-clinical and clinical data relating thereto;

Commercialization means the promotion, marketing, distribution and/or sale of a Product and Commercialize shall be construed accordingly;

Completion means completion of the transactions contemplated in Clause 5;

Completion Date has the meaning given in Clause 5.1;

Condition has the meaning given in Recital (C);

Consultants means each of [***] and/or any other Person with a consulting agreement relating to the Clinical Ophthalmology Business with the Purchaser or with any of its Affiliates prior to the Completion Date, and each a Consultant;

Cost Compensation Agreement means the agreement attached as Schedule 15;

[***] means [***];

Damages Payment has the meaning given in Clause 8.8(a);

Data means any and all data of any kind including but not limited to, preclinical and development data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical, process and quality assurance/control data and stability data, in each case together with supporting data;

Data Protection Laws means the following legislations to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the GDPR) and any national law supplementing the GDPR (such as, in France, the Data Protection Act of January 6, 1978, as amended by Act No. 2018-493 on June 20, 2018), and (c) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the processing of personal information (as amended and/or replaced from time to time); “Personal Data” and “Data Subject” shall have the meaning set out in the GDPR; and “Supervisory Authority” means any public authorities responsible for monitoring the application of the Data Protection Laws in the relevant jurisdictions;

Data Room means the virtual data room comprising the documents and other information relating to the Clinical Ophthalmology Business, the Transferred Assets and the Assumed Liabilities established by the Sellers and hosted by [***] under the name “ProQR Therapeutics” to which the Purchaser and its representatives have had access from [***] until [***], as listed on the Data Room index set forth in Schedule 16 and electronically stored on a USB flash drive of which a copy shall be provided to the Purchaser on Completion;

De Minimis has the meaning given in Clause 8.2(a);

Directive means the Directive (EU) 2016/943 of the European Parliament and of the Council of 8 June 2016 on the protection of undisclosed know-how and business information (trade secrets) against their unlawful acquisition, use and disclosure;

Disclosed Information means the information included in the Data Room, an index of which is attached hereto as Schedule 16;

Domain Names means the domain names as listed in Schedule 3 to this Agreement;

Dossiers means any and all supporting files, writings, data, studies and reports or other forms of ongoing submissions, compiled in draft or final form, in this latter case as submitted to the competent local Governmental Authority for granting and maintaining of a marketing authorisation with respect to the Products;

Due Diligence Investigation has the meaning given in Clause 6.1(a);

Encumbrance means any encumbrances, liens, options, rights of pre-emption, rights of first refusal, warrants, call right, security interests, claims, prior assignments, charges, pledges, and other title retention arrangements or restrictions, or any agreements, arrangements, obligations to create any of the foregoing;

Excluded Assets has the meaning given in Clause 3.2;

Fairly Disclosed means the disclosure of any matter, fact or circumstance that is set forth in any provision of this Agreement and its Schedules or in the Disclosed Information and that is made with sufficient detail and clarity to enable an experienced, knowledgeable and reasonably diligent Person to identify the nature and scope of such matter, fact or circumstance so disclosed and to make a reasonable assessment of the impact of such matter, fact or circumstance.

FFB Grant means the award granted by the Foundation for Fighting Blindness to ProQR IV pursuant to a letter agreement dated 9 February 2018;

Fundamental Warranties means the Sellers’ Warranties set forth in paragraphs 1 (Corporate Organization), 2 (Authority; Binding Effect), 3 (No Violations; Consents and Approvals) and 4 (Title to Transferred Assets) of Schedule 12;

Fundamental Warranty Claim means a Claim for Breach of a Fundamental Warranty;

Governmental Authority means any supranational, national, federal, state, provincial, regional or local arbitral, judicial, legislative, administrative, executive or regulatory authority, agency or commission, official, other instrumentality of any country or any quasi-governmental or private body exercising any regulatory or other governmental or any quasi-governmental authority;

Group means, in relation to any Person or entity, such Person or entity and its Affiliates;

Guaranteed Obligations has the meaning given in Clause 19.1;

Indebtedness of any Person means (i) indebtedness for borrowed money of such Person (including any long-term or short-term portions thereof) and (ii) any indebtedness secured by the assets of, or guaranteed by, such Person or evidenced by a note, bond, letter of credit, indenture or similar instrument; provided, however, that Indebtedness shall not be deemed to include accounts payable incurred in the ordinary course of business or intercompany transactions;

Indemnified Parties has the meaning given in Clause 16.2;

Initial Purchase Price has the meaning given in Clause 4.1;

Inserm License means the license agreement on Leber Congenital Amaurosis and inherited retinal diseases as entered into between Inserm Transfert S.A., Assistance-Publique-Hôpitaux de Paris and ProQR IV on 17 January 2018 (reference: [***]) and as subsequently amended on 29 May 2020;

Intellectual Property Rights means patents and patent applications and any reissues, continuations, continuations-in-parts, divisionals, revisions, extensions, or re-examinations thereof; trademarks, trade names, domain names and registrations, applications and renewals for any of the foregoing, as applicable, together with all of the goodwill associated therewith; database rights, copyrights and related rights; know-how, trade secrets and other rights on confidential information and other non-public information, inventions, discoveries, improvements, methodology, databases, algorithms, systems and technology (whether patentable or not); and all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

Investors has the meaning given in Clause 21.2;

Know-How means all data, information, records, files, results (including pharmacological, research and development data), and materials, discoveries, improvements, inventions, compositions of matter, cell lines, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), strategy, and all other scientific, (pre-)clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data related to the Clinical Ophthalmology Business, including but not limited to know-how related to the topics as described in Schedule 4, including all Know-How that qualifies as a trade secret within the meaning of the Directive. The fact that Know-How is included in Schedule 4 does not result in such Know-How being considered disclosed within the meaning of the Directive, also (but not only) because it will not become generally known or readily accessible to persons within the circles normally dealing with the Know-How and because this Agreement is subject to a specific and strict confidentiality undertaking;

Knowledge of the Sellers means the actual knowledge of each of [***] having made due and reasonable enquiries with [***];

Law means, as applicable, all national, federal, territorial, foreign, state, provincial, regional, municipal and local statutes, codes, rules, regulations, ordinances, policies, practices, Orders, guidelines, permits and directives of, or issued by, all Governmental Authorities;

Legal Proceeding means any claim, assertion, audit, assessment, notice of a claim, summons, notice of violation, proceeding, formal investigation, inquiry, demand, action, suit, arbitration, mediation or alternative dispute resolution proceeding;

Liability means all debts, liabilities, guarantees, commitments and obligations, including late payment interests and penalties, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including arising out of any contract or tort) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statement or disclosed in the notes thereto;

License Agreements means the Radboud I License, Radboud II License and Inserm License;

License Assignment and Amendment Agreements means the assignment and amendment agreements entered into between the relevant members of the Sellers’ Group and the Purchaser’s Group in respect of the Radboud I License, Radboud II License and Inserm License, which have been attached to this Agreement in Part 1 of Schedule 5;

MyTomorrows PTA means the agreement in relation to the post-trial access program, entered into between [***] and [***] on [***] and as subsequently amended on [***] and [***];

MyTomorrows Assignment Agreement means the assignment agreement entered into between the relevant members of the Sellers’ Group and the Purchaser’s Group in respect of the MyTomorrows PTA, which has been attached to this Agreement in Part 2 of Schedule 5;

New Employees means each of [***], and/or any other Person hired by the Purchaser or with any of its Affiliate prior to the Completion Date, and each a New Employee;

Order means any award, judgment, decision, injunction, stipulation, order, ruling, subpoena, writ, determination, decree, consent decree, or verdict entered, issued, made or rendered by any arbitrator, mediator or Governmental Authority;

Other Assets means all other assets listed in Schedule 10, including the Transferred Books and Records;

Patents means the patent registrations and applications as listed in Schedule 1 to this Agreement and any application, and claim therein, as well as any divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and/or patent applications, as well as any and all patents and patent applications corresponding and/or claiming priority thereto;

Person means any individual, corporation, partnership (whether general, limited or limited liability), association, joint venture, limited liability company, joint stock company, unincorporated organization, trust or other legal entity or organization, having legal personality, or the right to sue in its own name;

Prior Agreement has the meaning given in Recital (D);

Prior APA has the meaning given in Recital (A);

Products means the sepofarsen and ultevursen products and their derivatives whatever their formulation by the Sellers for the therapy of Leber Congenital Amaurosis Type 10 (sepofarsen) Usher Syndrome Type IIA and non-syndromic RD associated with exon 13 mutation (ultevursen);

Proposed Counterparty has the meaning given in Clause 20.1(a);

Public Official shall have an extensive meaning and notably include (i) any elected or appointed public official, (ii) any employee or individual acting for or on behalf of a Public Official (iii) any employee or individual acting for or on behalf of any level or sub-branches of any local, regional, national, state or government, (iv) any employee or individual acting for or on behalf of the administrative or legislative or executive body of a state or government, (v) any public or private Person working for, or being held or controlled by any level or sub-branch of a state or government at any local, regional, national level, or any administrative, legislative or executive level, (vi) any Person involved in a political party or acting for or on behalf of a political party or candidate for an official mandate, (vii) any employee or individual acting for or on behalf of an international public organization, (viii) any member of a royal family, or (ix) any Person involved in the army, (x) any individual otherwise designed as a Public Official by any applicable Law;

Purchase Price means the Initial Purchase plus any Additional Purchase Price due in accordance with the terms and conditions of this Agreement;

Purchaser Wrong Pocket Item has the meaning given in Clause 17.1;

Purchaser’s Group means the Purchaser and its Affiliates;

Purchaser’s Warranties has the meaning given in Clause 9.1;

Radboud I License means the license agreement on Leber Congenital Amaurosis (reference [***]) entered into between ProQR IV and Stichting Katholieke Universiteit on 17 April 2014 and as subsequently amended on 29 June 2016, in April 2021 with effective date 17 April 2014 and on 2 February 2022;

Radboud II License means the license agreement on Usher Syndrome (reference [***]) entered into between ProQR IV and Stichting Katholieke Universiteit on 8 June 2015 and as subsequently amended on 29 June 2016 and on 6 February 2023;

Relevant Persons means each of [***];

RVO Grant means the award granted by the Rijksdienst voor Ondernemend Nederland (RVO) to the Guarantor pursuant to an administrative decision dated 27 November 2018;

Sanctioned Person means a Person (a) that is the subject of Sanctions, (b) that is majority owned or controlled by a Person that is the subject of Sanctions, or (c) that is located or organised under the laws of a country or territory which is the subject of country- or territory-wide sanctions;

Sanctions means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United Nations Security Council, the European Union or its member states, the United States (including, the Department of Treasury, Office of Foreign Assets Control), and/or the United Kingdom or as a result of the application of Anticorruption Laws;

Seller Wrong Pocket Item has the meaning given in Clause 17.2;

Sellers’ Group means the Sellers and their Affiliates;

Sellers’ Representative means ProQR Therapeutics N.V.;

Sellers’ Warranties has the meaning given in Clause 7, and each a Sellers’ Warranty;

Taxes means all taxes, charges, fees, duties (including customs duties), levies or other assessment, whether national, federal, regional, foreign, state, provincial, territorial, municipal or local, including taxes on profits, revenues, turnover, sales, purchases, consumption, gains and income taxes, arising on the sale, license, hire, gift or other disposal of any assets which are imposed by any Governmental Authority or payable pursuant to any tax-sharing agreement or similar agreement, and such term shall include any interest, penalties or additions to tax attributable thereto;

Tax Indemnity has the meaning given in Clause 8.1(b);

Tax Indemnity Claim means a payment obligation under the Tax Indemnity;

Tax Returns means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any amended return, extension request with respect thereto and any schedule or attachment thereto;

Third Party means any Person who is not a Party. Third Party shall not include any Affiliate of a Party, except where the context otherwise requires;

Third Party Sum has the meaning given in Clause 8.8(b);

Trademarks means the trademarks, tradenames, logos, whether registered or unregistered, that are listed in Schedule 2 to this Agreement, together with all registrations, applications, renewals, extensions and goodwill associated therewith;

Transferred Assets has the meaning given in Clause 3.1;

Transferred Books and Records means all current and historical files, reports, samples, plans books and records (including extracts thereof) under ownership or in the possession or control of any member of the Sellers’ Group, in whatever form kept, including electronic form, if and only if used in or related exclusively to the Transferred Assets and the Products; provided, however, that the Transferred Books and Records shall not include (a) books or records that are subject to restrictions on transfer pursuant to applicable Law regarding personally identifiable information or subject to privacy policies regarding personally identifiable information and (b) Tax Returns of Sellers or any related documentation or records; For the avoidance of doubt, Transferred Books and Records includes the Dossiers;

Transferred Contracts means the written contracts set forth in Schedule 9, and each a Transferred Contract;

Transferred Intellectual Property means the Patents, Trademarks, Domain Names and Know-How, as well as the works of authorship and trade secrets relevant for the other Transferred Assets;

Transfer Taxes means any federal, state, provincial, county, local, foreign or other sales, use, transfer, conveyance, documentary transfer, recording or others similar Tax, fee or charge or stamp duty imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term will not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest thereon;

Transitional Services has the meaning given in Clause 18.1;

Transitional Services Agreement means the agreement substantially in the form as attached in Schedule 17;

Valid Claim means a claim of an issued and unexpired Patent that has not been (i) disclaimed, (ii) dedicated to the public, (iii) abandoned, or (iv) declared invalid, unenforceable or revoked, by a patent office, court or other governmental agency of competent jurisdiction from which no appeal can be or has been taken; provided that, on a country-by-country basis, a patent application pending for more than [***] from the later of the priority or filing date of such application shall not be considered to have any Valid Claim for purposes of this Agreement from and after such [***] date;

VAT means any tax imposed in compliance with the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax as amended by later directives and/or any other tax of a similar nature imposed on value added; and

Warranty Claim means a claim by the Purchaser for any breach or alleged breach of any of the Sellers’ Warranties.

2.	Effective Date

2.1	This Agreement shall become effective at the date of this Agreement.

2.2	This Agreement amends, restates and supersedes the Prior Agreement in all respects.

3.	Sale and Purchase

Transferred Assets

3.1	Upon the terms of this Agreement, the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser with effect as of the Completion Date, and the Purchaser shall purchase, accept and assume (as the case may be) the Transferred Assets, free and clear of all Encumbrances. For the purpose of this Agreement, Transferred Assets shall mean the following:

(a)	all rights in the Transferred Contracts (including any deposit or payment in advance in respect of obligations to be satisfied after the Completion Date) and any cause of action, lawsuit, judgment, claim or demand with respect to such Transferred Contracts, but excluding any rights, claims or causes of action of the Sellers or their Affiliates thereunder existing or arising from a set of facts in existence prior to the Completion Date;

(b)	all rights, title and interests of the Sellers and their Affiliates in the Transferred Intellectual Property; and

(c)	all rights, title and interests of the Sellers and their Affiliates in the Other Assets.

3.2	Any assets, rights and business of the Sellers and/or their Affiliates other than the Transferred Assets shall be retained by the Sellers’ and are not being sold, assigned, transferred, conveyed or delivered to the Purchaser (the Excluded Assets), including (without limitation):

(a)	cash and cash equivalents (including investments and securities) and all bank or other deposit accounts of the Sellers’ Group;

(b)	any Intellectual Property Rights that are not included in the Transferred Intellectual Property;

(c)	any cause of action, lawsuit, judgment, claim or demand of the Sellers of any of their Affiliates in respect of the Excluded Assets or the Excluded Liabilities;

(d)	any rights to insurance policies of the Sellers and any of their Affiliates, any refunds paid or payable in connection with the cancellation and discontinuance of any such policies or practices and any claims made under such policies

(e)	any rights of the Sellers and their Affiliates under this Agreement or any Ancillary Agreement;

(f)	any employees of the Sellers or their Affiliates;

(g)	the FFB Grant and the RVO Grant; and

(h)	any other assets, property or right not included in the definition of Transferred Assets.

Assumed Liabilities

3.3	Upon the terms of this Agreement, on the Completion Date, the Purchaser shall assume and become liable for the following Liabilities of the Sellers’ Group:

(a)	any Liability arising from and after the Completion Date in respect of or relating to the Purchaser’s ownership or operation of any of the Transferred Assets or the Clinical Ophthalmology Business;

(b)	any Transfer Taxes and VAT arising from or relating to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, including in particular the transfer of the Transferred Assets and the Clinical Ophthalmology Business; and

(c)	any Liability of the Purchaser (and/or its Affiliates) under this Agreement or any Ancillary Agreement,

collectively referred to as the Assumed Liabilities. Subject to Completion, and without prejudice to any right to make a Claim or any right under this Agreement, or any agreement to be entered into pursuant to this Agreement, the Purchaser shall indemnify the relevant member of the Sellers’ Group against all actions, Liability, Legal Proceedings, costs, damages and claims in respect of or in connection with any of the Assumed Liabilities.

3.4	Any liability of the Sellers’ Group other than the Assumed Liabilities (the Excluded Liabilities) shall be retained by the Sellers’ Group and the Purchaser shall not hereunder assume or become liable for any Excluded Liability, including (without limitation):

(a)	any Liability for accounts payable, accrued expenses and similar items to the extent that they arise or are incurred prior to the Completion Date even if such Liabilities are invoiced after the Completion Date, provided to the extent any such Liabilities including but not limited to account payables relate to periods both before and after the Completion Date, they will be allocated on a per diem basis, unless otherwise provided in the underlying contractual documentation;

(b)	any Liability arising out of or relating to the performance or non-performance of the Transferred Contracts, to the extent such Liability relates to actions or events prior to the Completion Date;

(c)	any Liability of the Sellers (and/or their Affiliates) under this Agreement or any Ancillary Agreement;

(d)	any Liability relating to any Legal Proceeding that:

(i)	on the Completion Date is pending against the Sellers and/or their Affiliates, in connection with the Transferred Assets or the Clinical Ophthalmology Business; or

(ii)	arises after the Completion Date, to the extent exclusively arising from or relating to acts or omissions of the Sellers and/or their Affiliates prior to the Completion Date other than the Assumed Liabilities; or

(iii)	arises before or after the Completion Date and relates to Excluded Assets;

(e)	any and all Indebtedness of the Clinical Ophthalmology Business existing as of the Completion Date, including any Indebtedness of the Sellers’ Group;

(f)	any Liability with respect to paying fees or commissions to any broker, finder or agent retained by the Sellers, their Affiliates or their representatives with respect to the transactions contemplated by this Agreement;

(g)	any Liability arising from the FFB Grant or the RVO Grant; and

(h)	any Tax Liability of the Sellers or any of their Affiliates.

4.	Purchase Price

4.1	In consideration for the purchase of the Transferred Assets under this Agreement, the Purchaser will pay to ProQR IV an amount equal to EUR 8,000,000 (the Initial Purchase Price), excluding VAT (if any), in wired transfer on the Completion Date in accordance with Clause 25 and upon receipt of the related invoice.

4.2	Following the Completion Date, the Purchaser shall also pay or cause to be paid to ProQR IV, as additional consideration, if applicable, for the Transferred Assets, the Earn-Out Payments determined in accordance with the terms and conditions set forth in Schedule 14 (the Additional Purchase Price).

4.3	All amounts mentioned in this Agreement are exclusive of applicable VAT. If the sale and transfer of the Transferred Assets is subject to VAT, the Sellers will deliver to the Purchaser a proper VAT invoice in respect of the sale of the Clinical Ophthalmology Business and the Initial Purchase Price and/or Earn-Out Payments due in relation to it. Against delivery of such VAT invoice, the Purchaser shall forthwith pay to the relevant Seller the amount due, including VAT.

4.4	ProQR IV assumes full responsibility and liability for the allocation of all Purchase Price payments amongst the Sellers. Any payment by the Purchaser of the Initial Purchase Price and Additional Purchase Price, if any, will be against full and final discharge of its payment obligations pursuant to Clause 4.1 or Clause 4.2 (as applicable), and each Seller acknowledges and agrees that the Purchaser shall not incur any liability in respect of the Purchase Price allocation between the Sellers.

5.	Completion

Completion

5.1	Completion shall take place immediately after the signing of this Agreement (the Completion Date).

5.2	At Completion, each Party shall do, or procure to be done, those things respectively listed in relation to it in Schedule 11.

5.3	All documents and items delivered at Completion pursuant to this Clause 5 and Schedule 11 shall be held by the recipient to the order of the Person delivering the same until such time as Completion shall be deemed to have taken place.

5.4	Simultaneously with receipt of an electronic funds transfer in immediately available funds to the bank account of the Seller referred to in Clause 24.1 of the Initial Purchase Price, the documents and items delivered in accordance with this Clause 5 shall cease to be held to the order of the Person delivering them and Completion shall be deemed to have taken place.

Failure to complete Completion or to pay

5.5	If the Purchaser fails to fulfil any of its obligations pursuant to this Clause 5 or Schedule 11, then the Sellers may, in their absolute discretion, by notice to the Purchaser:

(a)	invoke specific performance to proceed with Completion to the extent reasonably possible and permitted by Law;

(b)	defer Completion to a new time, not being more than [***] later than the original date planned for Completion, in which event the provisions of this Clause 5 and Schedule 11 shall apply to Completion so deferred; or

(c)	only if the Purchaser fails to remedy such non-performance at a subsequent (deferred) Completion, terminate this Agreement with immediate effect, without incurring any liability as a result thereof and without any obligation on any Party to consummate the transaction contemplated in this Agreement or to continue negotiations, in which case all provisions of this Agreement shall terminate except for this subclause, Clauses 22, 27, 28, 29, 30 and 31 and the provisions of Clause 1, in each case without prejudice to any other rights or remedies available to the Sellers.

5.6	If the Sellers fail to fulfil any of their obligations pursuant to this Clause 5 or Schedule 11, then the Purchaser may, in its absolute discretion, by notice to the Sellers:

(a)	invoke specific performance to proceed with Completion to the extent reasonably possible and permitted by Law;

(b)	defer Completion to a new time, not being more than [***] later than the original date planned for Completion, in which event the provisions of this Clause 5 and Schedule 11 shall apply to Completion so deferred; or

(c)	only if the Sellers fail to remedy such non-performance at a subsequent (deferred) Completion, terminate this Agreement with immediate effect, without incurring any liability as a result thereof and without any obligation on any Party to consummate the transaction contemplated in this Agreement or to continue negotiations, in which case all provisions of this Agreement shall terminate except for this subclause, Clauses 22, 27, 28, 29, 30 and 31 and the provisions of Clause 1, in each case without prejudice to any other rights or remedies available to the Purchaser.

Additional Transfer Documents

5.7	In the event that, in addition to the instruments set out in this Agreement, other agreements, transfers, conveyances and other documents are required by Law in any applicable jurisdiction to effect the transfer of the Transferred Assets, the Assumed Liabilities and the Clinical Ophthalmology Business in any country (each an Additional Transfer Document), the Sellers shall (and shall cause their Affiliates to) execute, and the Purchaser shall (and shall cause its Affiliates to) execute such Additional Transfer Documents at Completion or as soon as practicable thereafter.

5.8	To the extent that the provisions of an Additional Transfer Document are inconsistent with or additional to the provisions of this Agreement, the provisions of this Agreement shall prevail; and so far as permissible by Law, the Sellers and the Purchaser shall procure that the provisions of the relevant Additional Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement.

5.9	The Sellers and the Purchaser shall not (and shall procure that none of their Affiliates shall) bring any claim against the other Party or any of its Affiliates in respect of or based upon the Additional Transfer Documents. All such claims shall be brought and be subject to the provisions, rights and limitations as set out in this Agreement, including in particular under Clauses 7 through 10 (inclusive), and no Person shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Additional Transfer Documents.

[***]

5.10	In case no agreement is reached between the Purchaser or any of its relevant Affiliate(s) and [***] prior to the Completion Date [***].

6.	Due Diligence and Disclosed Information

Due Diligence Investigation

6.1	The Purchaser acknowledges and agrees that:

(a)	it is a professional party and has performed, with the assistance of professional advisers, a due diligence investigation with respect to the Transferred Assets, the Assumed Liabilities and the Clinical Ophthalmology Business during the period [***] to [***] and has had, among other things:

(i)	access to the Disclosed Information;

(ii)	the opportunity to submit questions to and receive answers from or on behalf of the Sellers on any matter that it deemed proper and necessary for the purpose of entering into this Agreement;

(iii)	access to the senior management of the Clinical Ophthalmology Business (including the management presentation on [***] and follow-up session on [***]); and

(iv)	discussions with various experts relating to legal, regulatory, HR, CMC, COGs, Non-Clinical matters and IP on expert calls and discussions dated [***].

(jointly, the Due Diligence Investigation); and

(b)	during the Due Diligence Investigation, the Purchaser and its advisers had adequate opportunity to review the information made available to them.

Fairly Disclosed

6.2	Neither the Sellers nor any member of the Sellers’ Group will be liable for any Breach, other than a Breach of a Fundamental Warranty, to the extent that facts and circumstances giving rise thereto have been (i) Fairly Disclosed, or (ii) excepted from the Sellers’ Warranties themselves and/or otherwise in this Agreement, any related agreements or any schedules thereto.

7.	Sellers’ Warranties

7.1	The Sellers represent and warrant (garanderen) to the Purchaser that each of the statements set out in Schedule 12 (the Sellers’ Warranties) will be true and accurate at Completion.

7.2	The Sellers agree with the Purchaser that they shall not and shall procure that no member of the Sellers’ Group shall bring any claim in connection with the Sellers’ Warranties and the disclosure process against any New Employee and/or Consultant in the event of a Breach, except in the case of fraud or wilful misconduct by such New Employee and/or Consultant.

7.3	The Sellers acknowledge that the Sellers’ Warranties are material and the accuracy of the Sellers’ Warranties is essential to the Purchaser’s decision to enter into and pay the Purchase Price set out in Clause 4. The Sellers’ Warranties allocate between the Sellers and the Purchaser the risk and costs relating to any facts or circumstances which may cause any of the Sellers’ Warranties to be untrue or inaccurate.

7.4	The Purchaser acknowledges and agrees that:

(a)	each of the Sellers’ Warranties is separate and independent;

(b)	the Sellers’ Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Sellers or any member of the Sellers’ Group, whether express or implied, for the transaction contemplated by this Agreement; and

(c)	the Purchaser waives all rights and remedies it may be entitled to based on article 6:89 of the Dutch Civil Code or Title 1 of Book 7 of the Dutch Civil Code.

7.5	The Purchaser shall notify the Sellers’ Representative in writing of a Breach within due time (bekwame tijd) which, considering this Agreement, shall be [***] after the Purchaser has become aware of the Breach. The Sellers acknowledge that the Purchaser shall not be under an obligation to investigate after Completion whether there is a Breach. The notice must set out in reasonable detail the events and/or facts giving rise to the Breach and, to the extent possible, indicate the estimated amount of damages involved. Any failure of the Purchaser to give notice within the time limits referred to in this clause shall exclude the liability of the Sellers only if and to the extent that such delay cause irreparable damage to the Sellers.

8.	Indemnification and Limits to Liability

8.1	Subject to the limitations set out in this Agreement, the Sellers shall jointly and severally indemnify and hold harmless the Purchaser:

(a)	for any damages, liabilities, losses, costs, and expenses incurred or sustained by the Purchaser, comprising for the avoidance of doubt the amount pursuant to articles 6:95 and 6:96 of the Dutch Civil Code required to put the Purchaser in the position in which it would have been had either of the events set out in Clauses 8.1(a)(i) or 8.1(a)(ii) not occurred, arising directly from:

(i)	any Breach;

(ii)	any failure to perform, breach or violation by any Seller of its covenants or agreements pursuant to this Agreement or any of the Ancillary Agreements; and/or

(iii)	any Excluded Liabilities;

(b)	on a euro-for-euro basis for any Taxes due or payable by any member of the Purchaser’s Group arising directly, whether before, on or after the Completion Date, as a consequence of, in connection with, in respect of, or by reference to:

(i)	one or more events which occurred, or which are deemed for Tax purposes to have occurred, relating to the Transferred Assets or the Clinical Ophthalmology Business before the Completion Date;

(ii)	any transaction effected, or deemed for Tax purposes to have been effected, by the Sellers’ Group, relating to the Transferred Assets or the Clinical Ophthalmology Business before the Completion Date; and/or

(iii)	any Taxes of any member of the Sellers’ Group.

collectively referred to as the Tax Indemnity.

8.2	Without prejudice to Clauses 7, 8.9, 8.10 and 16.2, the liability of the Sellers under this Agreement shall be limited as follows:

(a)	the liability of the Sellers for a claim as a result of any Breach shall not arise if the amount of the damages to which the Purchaser would otherwise be entitled in respect of such claim is less than [***] (the De Minimis). For the purpose of this Clause 8.2(a), Business Warranty Claims arising from substantially similar facts shall be aggregated and treated as [***] Business Warranty Claim. If the De Minimis is exceeded, the Sellers shall be liable for the full amount and not only the excess;

(b)	the Sellers shall not be liable for a Business Warranty Claim unless the aggregate amount of Damages resulting from one or more Breaches of Business Warranties exceeds [***] (the Basket) in which case the Sellers shall be liable for the full amount and not the excess. Once the Basket has been exceeded once, the Basket shall no longer apply to any subsequent Business Warranty Claims;

(c)	the aggregate liability of the Sellers for:

(i)	a Fundamental Warranty Claim shall not exceed [***];

(ii)	a Business Warranty Claim shall not exceed [***];

(iii)	a Tax Indemnity Claim shall not exceed an amount equal to [***]; and

(iv)	other Claims shall not exceed [***].

(d)	the liability of the Sellers for:

(i)	a Fundamental Warranty Claim shall end on the date, which is [***] after the Completion Date;

(ii)	a Tax Indemnity Claim shall end on the [***] after the date which is the end of the relevant period under the applicable statute of limitations; and

(iii)	any other Claim (than pursuant to Clauses 8.2(d)(i) and 8.2(d)(i)(ii)) shall end on the date, which is [***] after the Completion Date, except as otherwise provided in this Agreement,

in each case except in respect of any Claim of which notice in writing is given to the Sellers before that date and legal proceedings have been initiated within [***] of the notice being given.

8.3	Any payment (other than payment by the Purchaser of the Purchase Price) made by the Sellers or the Purchaser in respect of any Claim under this Agreement shall be deemed to be an adjustment of the Purchase Price.

8.4	The Sellers shall not be liable in respect of a Claim if and to the extent that it relates to any liability or obligation:

(a)	which would not have arisen but for a change in legislation of mandatory application made after the date of this Agreement (whether relating to Taxes, rates of Taxes or otherwise) or the withdrawal of any extra-statutory concession previously made by a Tax authority (whether or not the change purports to be effective retrospectively in whole or in part);

(b)	in respect of which the Purchaser has actually recovered an amount from a Third Party; or

(c)	which arises as a consequence of any act carried out or omission (i) in consequence of the execution and performance of and in accordance with the terms of this Agreement and related documents, or (ii) at the request or with the approval of the Purchaser or any member of Purchaser’s Group.

8.5	The Sellers shall not be liable in respect of any forecast and the Sellers make no representation or warranty as to forecasts, estimates, projections or statements of intent provided to the Purchaser or its advisers on or prior to Completion.

8.6	The Sellers shall not be liable under or otherwise in connection with this Agreement more than once in respect of the same damages.

8.7	If in respect of any matter which would otherwise give rise to a Claim, the Purchaser or any member of the Purchaser’s Group is entitled to claim under any policy of insurance, the amount of that Claim shall be reduced by the amount actually recovered by that member of the Purchaser’s Group under such policy of insurance, whereby the relevant member of the Purchaser’s Group shall use its best efforts to recover the maximum possible amount under such policy of insurance.

8.8	If:

(a)	a Seller makes a payment to the Purchaser in respect of a Claim (the Damages Payment);

(b)	the Purchaser or any member of the Purchaser’s Group receives any sum (or makes any savings or receives any quantifiable financial benefit) which would not have been received but for the circumstance giving rise to that Claim (the Third Party Sum); and

(c)	the receipt of that sum was not taken into account in calculating the Damages Payment,

then the Purchaser shall, promptly on receipt of the Third Party Sum by it or the relevant member of the Purchaser’s Group, repay to the relevant Seller an amount equal to the Third Party Sum, after deducting all costs incurred by the Purchaser or the relevant member of the Purchaser’s Group in recovering that sum and any Taxation payable by virtue of its receipt.

8.9	The Sellers shall not be liable for a Breach, if and to the extent that a Breach is capable of remedy and, after written notice of such Breach is delivered by the Purchaser to the Sellers in accordance with this Agreement is remedied by the Sellers within a reasonable period, not to exceed [***], after the date on which such notice is given.

8.10	None of the limitations of the Sellers’ liability set out in this Clause 8 will apply to any claim under this Agreement in the event of fraud (bedrog) within the meaning of article 3:44 of the Dutch Civil Code of or wilful misconduct (opzet) by any of the Sellers in respect of the relevant breach of this Agreement.

8.11	The Purchaser agrees that it will not and will procure that no member of the Purchaser’s Group will bring a claim against any employee, managing director or supervisory director of any Group Company for any information supplied (or not supplied) by such employee, managing director or supervisory director in connection with the Transaction.

9.	Purchaser’s Warranties

9.1	The Purchaser represents and warrants (garandeert) to the Sellers that each of the statements set out in Schedule 13 (the Purchaser’s Warranties) is true and accurate on the date of this Agreement and will be true and accurate at Completion.

9.2	The Purchaser shall be liable towards the Sellers for damages suffered by such Seller as a result of one or more breaches of the Purchaser’s Warranties.

10.	Third-Party Claims

10.1	If any Claim arises as a result of or in connection with a liability or alleged liability of the Purchaser’s Group to a Third Party (excluding, for the avoidance of doubt, to any Tax Authority or other Governmental Body) (a Third-Party Claim), then:

(a)	the Purchaser will in all respects cooperate with the Sellers and make available to the Sellers and its advisers, such employees any and all such information as the Sellers and its advisers may reasonably require for assessing the Third-Party Claim; and

(b)	the Purchaser will:

(i)	consult with the Sellers’ Representative in relation to the conduct of any appeal, dispute, compromise or defence of the Third-Party Claim;

(ii)	promptly inform the Sellers’ Representative and keep the Sellers’ Representative informed of any progress of the Third-Party Claim;

(iii)	use its commercially reasonable efforts to minimise the amount of damage that may arise from the Third-Party Claim; and

(iv)	not admit liability or make any agreement or compromise in relation to that Third-Party Claim without the prior written consent of the Sellers’ Representative, provided that such consent is not unreasonably withheld, conditioned or delayed; and

(c)	if the Sellers’ Representative does not provide its consent in relation to any agreement or compromise in relation to that Third-Party Claim between the Purchaser and the relevant third party, then the Sellers’ Representative shall:

(i)	take over the defence against the Third-Party Claim for its own expense, account and risk;

(ii)	keep the Purchaser updated and consult with the Purchaser on the strategy and direction of its defence on a regular basis, having due regard to the Purchaser’s reasonable requests and requirements in respect thereof; and

(iii)	if it is able to secure a possible settlement of such Third-Party Claim in full, notify the Purchaser which shall then either:

(A)	agree to the proposed settlement, in which case the Sellers will be fully released from liability for any Claim to which the Third-Party Claim relates upon payment in full of the settlement amount to the Purchaser; or

(B)	reassume the conduct of the Third-Party Claim from the Sellers, in which case the Purchaser shall release the Sellers in writing from any liability for any Claim to which the Third-Party Claim relates in excess of the settlement amount stated in the notification from the Sellers’ Representative as referenced in this Clause 10.1(c)(iii) plus all reasonably incurred costs by the Purchaser in connection with the Third-Party Claim prior to reassuming its conduct in accordance with this Clause 10.1(c)(iii)(B).

11.	Assignment and Transfer of Patents

11.1	ProQR II hereby irrevocably assigns and transfers (draagt over) with effect as of the Completion Date to the Purchaser all rights, title and interest it has in the Patents. This assignment and transfer further include any entitlement or title that ProQR II has in relation to the Patent applications referred to in Schedule 1 and any Patent right granted thereto. The Purchaser hereby accepts (aanvaardt) the assignment thereof.

11.2	ProQR II agrees that the assignment and transfer of the Patents is free of charge and that there is no payment required for the assignment and transfer of the Patents in addition to the payments as set out in Clause 4.

11.3	This assignment and transfer includes all rights and benefits relating to the Patents including, but not limited to the right to bring action and claim relief in respect of any infringement or unauthorised use of the Patents whether occurring before, on, or after the Completion Date and the right to collect royalties and other proceeds under licenses (whether due and payable on or after the date of this Agreement) in relation to the Patents.

11.4	This assignment and transfer include the (exclusive) right (where applicable) to file (subsequent) applications under the Paris Convention and any other applicable convention, treaty, or law, corresponding to or based on any of the applications included in the Patents, and to claim priority from those applications.

11.5	ProQR II shall supply to the Purchaser (or to a nominee appointed by the Purchaser) all documents relating to the Patents, including but not limited to original registration or grant certificates of the Patents, scanned copies and/or hardcopy originals of all prosecution files of the Patents and complete details of the relevant agents then responsible for management of the Patents. Such supply shall take place within [***] from the Completion Date.

11.6	The Purchaser shall procure that the assignment or transfer of the Patents will be recorded in the relevant registers as soon as possible after Completion. Any costs associated with such recording will be borne by the Purchaser.

12.	Assignment and Transfer of Trademarks

12.1	ProQR IV hereby irrevocably, without any further consideration, assigns and transfers to the Purchaser with effect as of the Completion Date all rights, title and interest it has in the Trademarks. The Purchaser hereby accepts the assignment thereof.

12.2	ProQR IV agrees that the assignment and transfer of the Trademarks is free of charge and that there is no payment required for the assignment and transfer of the Trademarks in addition to the payments as set out in Clause 4.

12.3	This assignment and transfer includes all rights and benefits relating to the Trademarks including, but not limited to the right to bring action and claim relief in respect of any infringement or unauthorised use of the Trademarks whether occurring before, on, or after the date of this Agreement and the right to collect royalties and other proceeds under licenses (whether due and payable on or after the date of this Agreement) in relation to the Trademarks.

12.4	This assignment includes the right (where applicable) to file applications under the Paris Convention, corresponding to or based on any of the applications for Trademarks, and to claim priority from those applications.

12.5	The Purchaser shall procure that the assignment or transfer (as the case may be) of the Trademarks will be recorded in the relevant registers as soon as possible after the signing of this Agreement. Any costs associated with such recording will be borne by the Purchaser.

12.6	ProQR IV shall supply to the Purchaser (or to a nominee appointed by the Purchaser) all documents relating to the Trademarks, including but not limited to original registration or grant certificates of the Trademarks, scanned copies of all prosecution files of the Trademarks and complete details of the relevant agents then responsible for management of the Trademarks. Such supply shall take place within [***] from the Completion Date.

13.	Assignment and transfer of Domain Names

13.1	Each of the Sellers hereby irrevocably, without any further consideration, assigns and transfers to the Purchaser with effect as of the Completion Date all rights, title and interest it has in the Domain Names. The Purchaser hereby accepts the assignment thereof.

13.2	The Sellers agree that the assignment and transfer of the Domain Names is free of charge and that there is no payment required for the assignment and transfer of the Domain Names in addition to the payments as set out in Clause 4.

13.3	The Sellers shall perform all affirmative acts which may be reasonably necessary or desirable to implement, perfect and secure the transfer of the Domain Names before the applicable domain name registrars, as well as to cooperate with the Purchaser in obtaining or providing information required in any proceedings relating to the Domain Names and shall follow the Purchaser’s reasonable instruction in order to effectuate the transfer of the Domain Names in a timely manner. Without limiting the foregoing, the Sellers shall, if required, correspond with the applicable domain name registrars to instruct and authorize the transfer of the Domain Names, including by providing to the Purchaser a functioning user name and password (where available and as applicable) or issuing corresponding transfer codes, in each case sufficient for the Purchaser to immediately begin to administer the Domain Names.

14.	Supply of Know-How, Assignment and Transfer of Intellectual Property Rights

14.1	Within [***] following the Completion Date, each of the Sellers shall supply to the Purchaser (or to a nominee appointed by the Purchaser), at the Sellers’ expense, all documents, records, manuals, drawings, specifications, Data, software, codes and other materials and information (in whatever form or medium) that relate to or embody the Know-How or are necessary or useful for the exploitation, development, improvement, maintenance, or protection of the Know-How and necessary to the Clinical Ophthalmology Business’ continuation.

14.2	To the extent that any part or element of the Know-How qualifies, in the broadest sense possible, as an Intellectual Property Right, each of the Sellers hereby irrevocably, without any further consideration and to the extent relevant in advance, assigns and transfers to the Purchaser all rights, title and interest in such Intellectual Property Rights with effect as of the Completion Date, which assignment and transfer the Purchaser hereby accepts.

14.3	This assignment and transfer includes all rights and benefits relating to the Know-How including, but not limited to the right to bring action and claim relief in respect of any infringement or unauthorised use of the Know-How whether occurring before, on, or after the date of this Agreement and the right to collect royalties and other proceeds under licenses (whether due and payable on or after the date of this Agreement) in relation to the Know-How.

14.4	To the extent that any part or element of the Know-How qualifies as a trade secret within the meaning of the Directive, as per the supply of such Know-How pursuant to Clause 14.1, the Purchaser shall qualify as trade secret holder within the meaning of the Directive.

14.5	Each of the Sellers will, upon the Purchaser’s first request and at the Purchaser’s option destroy all hardcopy originals and copies of the Know-How which are in the possession or otherwise under control of the relevant Seller (or its professional advisors or agents) after the Completion Date, and each of the Sellers will use its reasonable efforts to permanently erase from any computer, phone, laptop, any document, data or file that contains any part or element of the Know-How after the Completion Date, except for any computer, phone, laptop records or files that have been created pursuant to the relevant Seller’s automatic archiving and back-up procedures. Each of the Sellers shall provide the Purchaser with a written confirmation and reasonable proof satisfactory to the Purchaser of the obligation under this Clause.

14.6	Each of the Sellers will no longer use the Know-How and will not disclose the Know-How to and/or allow the use of the Know-How by any third party without the Purchaser’s prior written consent for such disclosure and/or use, unless it can establish that the relevant Know-How:

(a)	has become public knowledge other than through breach of this Agreement;

(b)	is received after the date of this Agreement by a Seller from a third party who communicated it to the relevant Seller without breaching any confidentiality obligation;

(c)	must be disclosed pursuant to Law or a final court decision.

14.7	The Sellers agree, at the request and expense of the Purchaser, to sign any further documents (unilateral and/or bilateral statements, letters, deeds etc.) and to do all other things which may be necessary under any applicable Law governing the Patents, Trademarks, Domain Names or Know-How or other rules applicable thereto to give effect to the assignments and transfers as soon as reasonably possible including but not limited to enabling the Purchaser to record the assignments in the records of the relevant national intellectual property registries. The Parties agree that the short form template as attached to this Agreement in Schedule 6, Schedule 7 and Schedule 8 will be used as a title in order to apply for the recording of the change of ownership of the Transferred Intellectual Property before the competent authorities, provided that the Sellers agree to provide the Purchaser with any other form of change of ownership document required by competent authorities if needed.

14.8	The Sellers agree, at the request and expense of the Purchaser, to provide to the Purchaser any useful or relevant documents, reasonable assistance or expertise necessary to allow the Purchaser to protect, enforce and/or use the Transferred Intellectual Property during the period of [***] from the Completion Date.

15.	Other Assets

15.1	[***] following the Completion Date:

(a)	the Sellers shall transfer or assign (as the case may be) the Other Assets to the Purchaser (or another member of the Purchaser’s Group), at the Sellers’ expense, in accordance with the applicable legal requirements, including by means of giving possession of the Other Assets, with the intention that title to those Other Assets should pass to the Purchaser; and

(b)	the Sellers shall procure that all Transferred Books and Records are made available to the Purchaser.

16.	Cost Compensation Agreement

16.1	ProQR I and the Purchaser hereby acknowledge and agree that effective immediately:

(a)	the Cost Compensation Agreement shall terminate and cease to have effect and no Party shall have any other rights or obligations thereunder;

(b)	each Party fully releases and discharges the other Party from all rights, obligations and liabilities under or in connection with the Cost Compensation Agreement; and

(c)	each Seller irrevocably waives any claims (or accrued rights) it may have pursuant to the Cost Compensation Agreement.

16.2	The Sellers undertake to jointly and severally indemnify and hold the Purchaser and/or any of its Affiliates (the Indemnified Parties) harmless against any damages, Liabilities, losses, costs, and expenses (including legal costs and costs of outside counsel) incurred by the Indemnified Parties in connection with any claim from a Relevant Person against an Indemnified Party in relation to such Relevant Person entering into, or having failed to enter into, an employment agreement or services agreement with an Indemnified Party as contemplated by the Prior Agreement. For the avoidance of doubt, the thresholds and limits set forth in Clause 8.2 (other than Clause 8.2(c)(iv)) shall not apply to the indemnity set forth in this Clause 16.2.

16.3	Termination of the Cost Compensation Agreement will not affect:

(a)	clause 4 (General) of the Cost Compensation Agreement, which shall continue in full force and effect on and after the date of termination of the Cost Compensation Agreement; and

(b)	any accrued rights and obligations of the Parties in respect of any breach of the Cost Compensation Agreement before the date of termination of the Cost Compensation Agreement.

16.4	Each of the Parties acknowledges and agrees that at present it is not aware of any matter or circumstance that would constitute a breach under the Cost Compensation Agreement.

16.5	Within [***] following the Completion Date and upon issuance of the related credit note, ProQR I will reimburse the Purchaser for any payments made by the Purchaser to ProQR I under the Cost Compensation Agreement by transferring an amount equal to [***] to the following account on or before the date the payment is due:

bank:	[***]

IBAN code:	[***]

account number:	[***]

account name:	[***]

The Sellers will bear all the costs of prosecution and will pay all invoices and consultants’ fees for activities done up to the Completion Date for the retention and renewal, if any, of the Patents and Trademarks. The Purchaser will bear all the costs associated with the continuation of the prosecution and for the retention and renewal of the Patents and Trademarks after the Completion Date. The Sellers have no right to any reimbursement for taxes already paid for the Intellectual Property Rights and will bear the costs of any taxes already due before the Completion Date.

17.	Wrong Pockets

17.1	If any right, title, interest, obligation, asset, liability or claim relates, at the date of this Agreement, exclusively or predominately to the Clinical Ophthalmology Business, and, at any time after the Completion Date, is discovered to be owned or assumed by, or benefitting or vested in, any member of the Sellers’ Group (a Purchaser Wrong Pocket Item), the Purchaser may give written notice of this to the Sellers at any time in the period of [***] following the Completion Date. If such notice is given:

(a)	the Sellers shall, as soon as reasonably practicable at their own cost, transfer or procure the transfer of such Purchaser Wrong Pocket Item to the Purchaser, or at the Purchaser’s discretion, to another member of the Purchaser’s Group for no consideration;

(b)	each Party shall provide such assistance to the other Party as is reasonably requested for the purposes of this Clause 17.1; and

(c)	pending such transfer, the Sellers shall procure that the right, title and interest in and to such Purchaser Wrong Pocket Item (including with any benefit or sum paid or accruing in respect of the Purchaser Wrong Pocket Item as a result of holding the Purchaser Wrong Pocket Item) shall be held by the relevant member of the Sellers’ Group as agent of and trustee for the Purchaser.

17.2	If any right, title, interest, obligation, asset, liability or claim relates, at the date of this Agreement, exclusively or predominately to the business of the Sellers’ Group (which, for the avoidance of doubt, shall exclude the Clinical Ophthalmology Business), and, at any time after the Completion Date, is discovered to be owned or assumed by, or benefitting or vested in, any member of the Purchaser’s Group (a Seller Wrong Pocket Item), each of the Sellers may give written notice of this to the Purchaser at any time in the period of [***] following the Completion Date. If such notice is given:

(a)	the Purchaser shall, as soon as reasonably practicable at its own cost, transfer or procure the transfer of such Seller Wrong Pocket Item to the Sellers, or at the Sellers’ discretion, to another member of the Sellers’ Group for no consideration;

(b)	each Party shall provide such assistance to the other Party as is reasonably requested for the purposes of this Clause 17.2; and

(c)	pending such transfer, the Purchaser shall procure that the right, title and interest in and to such Seller Wrong Pocket Item (including with any benefit or sum paid or accruing in respect of the Seller Wrong Pocket Item as a result of holding the Seller Wrong Pocket Item) shall be held by the relevant member of the Purchaser’s Group as agent of and trustee for the relevant Seller or member of the Sellers’ Group.

17.3	Notwithstanding Clauses 17.1 and 17.2, if at any time after Completion, any of the Parties identifies any right, title, interest, obligation, asset, liability or claim which relates to a material extent to the business of the Sellers’ Group and the Clinical Ophthalmology Business, the Parties shall promptly meet to discuss in good faith and shall use reasonable endeavours to make arrangements to ensure such use or reliance can continue on arm’s length terms or whether such right, title, interest, obligation, asset, liability or claim can reasonably be separated without material cost or disruption and divided between the Parties.

18.	Transitional and Additional Services

18.1	In consideration for the payment of the Initial Purchase Price and as part of the arrangements for (a) the separation of the Clinical Ophthalmology Business from the Sellers’ Group and (b) the process whereby the Purchaser is enabled to carry on the Clinical Ophthalmology Business in the ordinary course, the Sellers covenant with the Purchaser to provide (or procure that any other member of the Sellers’ Group provides) the Purchaser’s Group with certain transitional services to the Purchaser’s Group [***] for a period of [***] commencing on the Completion Date (the Transitional Services), subject to the available resources of the Sellers’ Group, under the terms of the Transitional Services Agreement, which will be signed at or prior to Completion.

18.2	If the Purchaser notifies the Sellers’ Representative that it requires additional consulting services in order to file and obtain marketing authorization for the Products (the Additional Services), the Parties shall discuss the terms of such Additional Services in good faith and shall use reasonably endeavours to agree on such terms in a timely and professional matter, where:

(i)	the Additional Services shall include, but not be limited to [***];

(ii)	the Additional Services will be rendered under the conditions to be agreed by the Purchaser and the Sellers’ Representative on a case-by-case basis;

(iii)	the rates and fees for the Additional Services will be calculated by the [***]; and

(iv)	the terms under which the Additional Services will be rendered, shall include [***].

18.3	Notwithstanding Clause 18.1, the Sellers shall at all times have absolute discretion as to whether they elect to provide the Additional Services requested by the Purchaser and no member of the Sellers’ Group shall at any time be obligated to provide such Additional Services or enter into a separate additional services agreement.

19.	Guarantor

19.1	The Guarantor guarantees: (i) as its own direct, primary, unconditional and irrevocable obligation to the Purchaser; and (ii) as an irrevocable Third Party stipulation (derdenbeding) to all other members of the Purchaser’s Group, the timely payment and performance when due of all amounts and obligations by the Sellers and any member of the Sellers’ Group under this Agreement and all related documents, including for the avoidance of doubt the Ancillary Agreements (the Guaranteed Obligations).

19.2	The Guarantor is jointly and severally liable for the Guaranteed Obligations as co-principal debtor (hoofdelijke aansprakelijkheid) and will pay on demand any sum which any Seller or any member of Sellers’ Group is liable to pay under this Agreement, and all related documents, and to perform on demand any obligation of any Seller or any other member of Sellers’ Group pursuant thereto, without requiring the Purchaser to first pursue any claim against any Seller or any other member of Sellers’ Group.

19.3	The Guarantor will fulfil the Guaranteed Obligations in the manner prescribed by this Agreement in such a way that the Purchaser will enjoy the same benefits that they would have enjoyed had the Sellers, or any other member of Sellers’ Group, duly performed the Guaranteed Obligations.

19.4	The liability of the Guarantor will not be released or diminished by any delay, laxity or neglect in seeking performance of the Guaranteed Obligations.

20.	Sellers’ Protections

20.1	If, during the Sales Earn-Out Term, the Purchaser intends to enter into a transaction or series of transactions that will result in all or a significant part of the Clinical Ophthalmology Business no longer being owned or controlled, directly or indirectly, by a member of the Purchaser’s Group, then:

(a)	the Purchaser may only undertake such a transaction if the counterparty and intended owner of the Clinical Ophthalmology Business (the Proposed Counterparty) has the resources necessary to achieve the Milestones in accordance with Schedule 14 as applicable at the relevant time;

(b)	the Purchaser shall ensure that:

(i)	the Proposed Counterparty is under obligations no less onerous than those set out in respect of the Purchaser in Schedule 14;

(ii)	the arrangement with the Proposed Counterparty allows for the matters set forth in Schedule 14 to occur;

(iii)	the Purchaser shall remain wholly and principally responsible to the Sellers for the performance of the obligations under Schedule 14 as if such obligations had not been novated to or assumed by the Proposed Counterparty; and

(iv)	the Purchaser shall be wholly and principally liable to the Sellers for any breach of the obligations in Schedule 14 brought about by the actions or inactions of the Proposed Counterparty as if the Purchaser had undertaken the relevant breaching action or inaction;

(c)	the Purchaser shall provide to the Sellers, within [***] of execution, a redacted copy of the agreement it executes with the Proposed Counterparty evidencing compliance with this Clause 20; and

(d)	the obligations in this Agreement shall be read mutatis mutandis to take into account the new ownership of the Clinical Ophthalmology Business by the Proposed Counterparty, such that the Milestones will be achieved by the Proposed Counterparty (or its group, following completion of the proposed transaction pursuant to which it will acquire the Clinical Ophthalmology Business) but the liability for the obligations set forth in Schedule 14 remain with the Purchaser, provided that such obligations shall be performed by the Proposed Counterparty. By way of example only, and without limiting the generality of the foregoing:

(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***].

20.2	The Purchaser may transfer all or part of the Clinical Ophthalmology Business to any member of the Purchaser’s Group for so long as the relevant transferee company remains a member of the Purchaser’s Group and provided that the member of the Purchaser’s Group to whom the Purchaser transfers all or part of the Clinical Ophthalmology Business shall exercise its rights as owner of the Clinical Ophthalmology Business to ensure full compliance with the obligations of the Purchaser under this Agreement and the Purchaser remains wholly and principally liable to the Sellers for any breach of the obligations in Schedule 14 brought about by the actions or inactions of the relevant company in the Purchaser’s Group as if the Purchaser itself had undertaken the breaching action or inaction.

20.3	The Purchaser covenants to the Sellers that, in the event that it or any member of the Purchaser’s Group grants an exclusive license to a third party to Commercialize a Product, such license shall be on customary, arm’s length terms (including termination rights in case of a material breach of the license agreement or the occurrence of an insolvency event in respect of such third party), the Licensee shall have the resources necessary to achieve the Earn-Outs in accordance with Schedule 14 as applicable at the relevant time and the Purchaser shall remain bound by all of the obligations under this Agreement.

20.4	The Purchaser undertakes that it shall not, and undertakes to procure that neither the Purchaser nor any member of the Purchaser’s Group shall, enter into any transaction or series of transactions which has, as one of its primary purposes, the avoidance, reduction or alleviation of the Purchaser’s obligations or ability under this Agreement or the Sellers’ right to or likelihood of receiving all of the Earn-Out Payments.

20.5	The rights and obligations set forth in this Clause 20 will lapse and cease to have effect on the end of the Sales Earn-Out Term.

21.	Protective Covenants

21.1	Each Seller covenants with the Purchaser that it shall not, and shall procure that no member of the Sellers’ Group shall, for a period of [***] following the Completion Date:

(a)	[***]

(b)	[***]

(c)	[***]

21.2	For the purposes of this Clause:

(a)	a Person is involved in a business if he acts as a principal or agent or if:

(i)	it/she/he is a partner, director, consultant or agent in, of or to any Person who carries on the business; or

(ii)	it/she/he has any direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business; or

(iii)	it/she/he is a partner, director, consultant or agent in, of or to any Person which/who has a direct or indirect financial interest (as shareholder or otherwise) in any Person who carries on the business, disregarding any financial interest of a Person in securities which are listed or traded on any generally recognised market if that Person, the Sellers and any Person connected with him or them (the Investors) are together interested in securities which amount to less than [***] of the issued securities of that class and which, in all circumstances, carry less than [***] of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any Person connected with it other than by the exercise of voting rights attaching to the securities.

21.3	Each of the restrictions in each paragraph or subclause above shall be enforceable by the Purchaser independently of each of the other restrictions and its validity shall not be affected if any of the other restrictions proves to be invalid.

22.	Confidentiality

22.1	Parties shall treat this Agreement, the Transferred Intellectual Property, the Know-How, the content of the Schedules and all information, data, reports and other records that the Purchaser receives from the Sellers by this Agreement as secret and confidential.

22.2	Subject to Clause 22.3, neither Party shall make or permit any Person connected with it to make any announcement concerning the sale and purchase contemplated by this Agreement or any ancillary matter before, on or after the date of this Agreement, without the prior written approval of all other Parties to this agreement, such approval not to be unreasonably withheld or denied.

22.3	The Purchaser shall and shall procure that for a period of [***] after the date of this Agreement each member of the Purchaser’s Group shall keep confidential all information provided to it by or on behalf of the Sellers or otherwise obtained by or in connection with this Agreement which relates to any member of the Sellers’ Group.

22.4	The Sellers shall and shall procure that for a period of [***] after the date of this Agreement:

(a)	the Sellers’ Group shall keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)	if, after the date of this Agreement, the Sellers hold confidential information relating to the Clinical Ophthalmology Business, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in each case without retaining copies.

22.5	Nothing in this Clause 22 prevents any announcement being made or any confidential information being disclosed:

(a)	by a member of Purchaser’s Group or the Sellers’ Group in a press release announcing the transaction contemplated by this Agreement, in accordance with Clause 23;

(b)	with the written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(c)	to the extent required pursuant to any applicable law, however, a Party required to disclose any confidential information shall promptly notify the other Party, where practicable and lawful to do so, before disclosure occurs and cooperate with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

22.6	Nothing in this Clause 22 prevents disclosure of confidential information by either Party:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party; or

(b)	to that Party’s professional advisers, auditors or bankers, but before any disclosure to any such Person the relevant party shall procure that such Person is made aware of the terms of this Clause and shall use its best endeavours to procure that each such Person adheres to those terms as if he were bound by the provisions of this Clause.

23.	Press Releases

Each Party will have the right to issue an individual press release announcing the transaction contemplated by this Agreement in a form as agreed between the Parties in writing.

24.	Assignments

24.1	Subject to Clause 24.2, no Party may assign any of its rights or transfer any of its obligations under this Agreement without the prior written consent of the other Parties, [***].

24.2	After the Completion Date, each Party may assign or transfer its rights and obligations under this Agreement (the Assignor) to a member of its Group (the Assignee), without the prior consent of the other Parties, for so long as the Assignee remains a member of the respective Party’s Group, and provided that the Assignor remains jointly and severally liable for all of the transferred obligations.

25.	Payments

25.1	Unless otherwise agreed, any payments to be made to the Sellers under this Agreement or any related documents shall be made in Euro by transfer of the relevant amount to the following account on or before the date the payment is due.

bank:	[***]

IBAN code:	[***]

account number:	[***]

account name:	[***]

or such other account as the Sellers shall, not less than [***] before the date on which payment is due, have specified by giving notice to the Purchaser.

25.2	Save as otherwise specifically set out in this Agreement, if a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at the statutory interest rate (wettelijke rente) then applicable, which interest shall accrue from day to day and be compounded monthly.

25.3	If a Party is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, that Party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, pay to the other Party such additional amount as shall be required to ensure that the net amount received by that other Party will equal the full amount which would have been received by it had no such deduction or withholding been required to be made. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax Laws or under any other applicable Law in connection with the making of any required tax payment or withholding, reducing or eliminating payment, or in connection with any claim to a refund of or credit for any such payment.

25.4	If a Seller changes its location for tax or any other legal purposes to such a jurisdiction (outside of the Netherlands) that requires the Purchaser to withhold and remit any applicable withholding tax on payments made to such Seller, the Purchaser will deduct such withholding tax from the amount payable to such Seller. Each Seller shall promptly notify the Purchaser in writing of any change in its location for tax or other legal purposes (outside of the Netherlands) within [***] of relocation. Upon the Purchaser's request, the relevant Seller shall provide all necessary documentation and information reasonably required by the Purchaser to comply with its withholding tax obligations, including but not limited to tax identification numbers and certificates of residency. Each Seller shall indemnify and hold the Purchaser harmless for any liabilities including but not limited to penalties, fines or interest arising from such Seller’s failure to notify the Purchaser of the change in location for tax or other legal purposes, or from any inaccurate or incomplete information provided by such Seller in relation to its withholding obligations in connection with payments to be made pursuant to this Agreement.

26.	Further Assurances

26.1	On or after Completion each of the Parties shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as another Party may from time to time reasonably require in order to give full effect to this Agreement and the Ancillary Agreements.

26.2	In relation to each member of the Sellers’ Group, the Guarantor shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the constitutional documents of the members of the Sellers’ Group or any agreements or obligation affecting it to give effect to this Agreement and the Ancillary Agreements.

27.	Sellers’ Representative

27.1	Each of the Sellers irrevocably appoints the Sellers’ Representative as its attorney-in-fact to exclusively represent the interests of the Sellers for all matters arising from or in any way connected to this Agreement. The Sellers’ Representative is hereby authorised to execute for and on behalf of each Seller (i) any amendment to this Agreement and any Ancillary Agreement, (ii) any agreements, certificates, registers, deeds or other documents contemplated by this Agreement or any Ancillary Agreement, (iii) any agreements or settlements with the Purchaser in connection with any claims as a result of a Breach, indemnifications, losses and/or related matters under this Agreement or any Ancillary Agreement, (iv) in general, do or take any action on behalf of each Seller in connection with any claims of the Purchaser under this Agreement or any Ancillary Agreement. The Sellers’ Representative’s mandate shall include the acceptance and receipt of claims and notices made or delivered under this Agreement. Any decision taken by, any waiver granted by, or any acceptance, compromise or settlement of any claim as a result of a Breach by the Sellers’ Representative for these purposes, as well as any notices given to or by the Sellers’ Representative, shall be final and binding on all Sellers. The Sellers’ Representative will not incur any liability under this Agreement towards any of the Parties to the extent that such liability results from the mere performance of the Sellers’ Representative’s mandate, except in case of fraud and without prejudice to any other obligation of the Sellers’ Representative under this Agreement.

27.2	The Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on to the Sellers’ Representative as if the Sellers were exercising such powers and authorities, without any enquiry in this respect being required.

27.3	Each of the Sellers agrees that all notifications by the Purchaser to the Sellers under this Agreement may be addressed solely to the Sellers’ Representative and that this shall constitute valid notice of each of the Sellers.

28.	Notices

28.1	Any notice or other formal communication given under this Agreement must be in writing (which includes email) and in English. It may be delivered in person, or sent by post or email to the Party to be served at the relevant address set out below:

(a)	to the Sellers’ Representative at:

ProQR Therapeutics N.V.

Zernikedreef 9, 2333 CK in Leiden, the Netherlands

marked for the attention of: [***]

(b)	to the Purchaser at:

Laboratoires Théa S.A.S.

Z.I. du Brézet, 12 rue Louis Blériot, 63100 Clermont-Ferrand, France marked for the attention of: [***]

or at such other address or email address as it may notify to the other Parties under this Clause.

28.2	Any notice or other document sent by post must be sent by recorded delivery (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as the country of origin) or by overnight courier (if the destination is elsewhere).

28.3	In proving the giving of a notice or other communication, it will be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by recorded delivery post or by overnight courier, or that the email was properly addressed and transmitted, as the case may be.

28.4	Any notice or other communication will be deemed to have been given:

(a)	if delivered in person, at the time of delivery;

(b)	if sent by post:

(i)	if the place of destination is the same as its country of origin, at [***] (local time at the place of destination) on the [***] after it was posted; or

(ii)	if its destination is elsewhere, at [***] (local time at the place of destination) on the [***] after it was sent by overnight courier; or

(c)	if sent by email, at the time of transmission.

29.	General

29.1	This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

29.2	To the extent possible, each of the provisions of this Agreement will be interpreted in such a manner as to be valid and enforceable under applicable law.

29.3	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

30.	No Rescission

To the extent permitted by law and subject to this Agreement, the Parties waive their rights, if any, to (i) in whole or in part annul, rescind or dissolve (including any gehele dan wel partiële ontbinding en vernietiging) this Agreement, and (ii) invoke section 6:228 of the Dutch Civil Code in the sense that an error (dwaling) shall remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 of the Dutch Civil Code.

31.	Governing Law and Jurisdiction

31.1	This Agreement is governed by and shall be construed in accordance with the laws of the Netherlands. To the extent permissible, Parties explicitly choose that the laws of the Netherlands also govern the proprietary aspects (such as transferability and transfer requirements) of the assignment and transfer of the Transferred Intellectual Property.

31.2	The assignment of each of the Patents, Trademarks and Know-How are governed by and shall be construed in accordance with the law governing each of the Patents, Trademarks and Know-How.

31.3	Any dispute, controversy or claim arising under, out of, or relating to this Agreement, including its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall, if possible, be finally settled amicably by referring such dispute, controversy or claim to the [***] of ProQR Therapeutics N.V., on behalf of the Sellers and to the [***] of Laboratoires Thea SAS on behalf of the Purchaser (an Escalation Notice).

31.4	The [***] of ProQR Therapeutics N.V. and the [***] of Laboratoires Théa SAS shall within [***] after an Escalation Notification has been served, convene and discuss the dispute, controversy or claim in good faith with the goal to come to a joint conclusion.

31.5	If such dispute, controversy or claim cannot be amicably settled within [***] after an Escalation Notice, or within such extended period as may be mutually agreed between the Parties, then the dispute, controversy or claim shall exclusively be referred to the competent court in Amsterdam, the Netherlands.

[signature pages to follow separately]

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed by their respective duly authorised officers or representatives on the date which appears first on page 1.

PROQR THERAPEUTICS I B.V.:		PROQR THERAPEUTICS II B.V.:

/s/ R.K. Beukema		/s/ R.K. Beukema
By	: ProQR Therapeutics N.V.	By	: ProQR Therapeutics N.V.
Its	: Solely authorized managing director	Its	: Solely authorized managing director
By	: R.K. Beukema	By	: R.K. Beukema
Its	: Solely authorized managing director	Its:	: Solely authorized managing director

PROQR THERAPEUTICS IV B.V.:		PROQR THERAPEUTICS N.V.:

/s/ R.K. Beukema		/s/ R.K. Beukema
By	: ProQR Therapeutics N.V.	By	: R.K. Beukema
Its	: Solely authorized managing director	Its	: Solely authorized managing director
By	: R.K. Beukema
Its	: Solely authorized managing director

LABORATOIRES THEA S.A.S.:

/s/ David Ponchon
By	: David Ponchon
Its	: General Manager

FOR INTERNAL APPROVAL LABORATOIRES THEA S.A.S.:

[***]

Schedule 1

Patents

[***]

Schedule 2

Trademarks

[***]

Schedule 3

Domain Names

[***]

Schedule 4

Know-How

[***]

Schedule 5

Assignment Agreements

Part 1

License Assignment and Amendment Agreements

[***]

Part 2

MyTomorrows Assignment Agreement

[***]

Part 3

Patents related to License Agreements

[***]

Schedule 6

Confirmation of Assignment of Patents

[***]

Annex 1

Patents

[***]

Schedule 7

Confirmation of Assignment of Trademarks

[***]

Annex 1

Trademarks

[***]

Schedule 8

Confirmation of Assignment of Domain Names

[***]

Annex 1

Domain names

[***]

Schedule 9

Transferred Contracts

[***]

Schedule 10

Other Assets

[***]

Schedule 11

Completion Actions

Part 1

Obligations of the Sellers

[***]

Part 2

Obligations of the Purchaser

[***]

Schedule 12

Sellers’ Warranties

[***]

Schedule 13

Purchaser’s Warranties

[***]

Schedule 14

Earn-Outs

1.	Definitions

In addition to words defined elsewhere in this Agreement, the below words in this Schedule shall have the following meaning:

Accounting Firm means such firm of accountants as appointed by ProQR IV for performing an audit in accordance with paragraph 8 of this Schedule, which shall have the professional and technical qualifications as well as the experience appropriate in respect to the matter at stake and shall not have worked for any of the Parties or their respective Groups [***];

Accounting Standard means, with respect to a Party or its Affiliate, GAAP or IFRS, as such Party or Affiliate uses for its financial reporting obligations, in each case consistently applied;

All Payments means the aggregate, combined amount of the Earn-Out Payments;

Annual Sales Calculations Report has the meaning given in paragraph 4.2 of this Schedule;

Audited Party has the meaning given in paragraph 8.3 of this Schedule;

Auditing Party has the meaning given in paragraph 8.3 of this Schedule;

Calendar Half Year means a consecutive period of two Calendar Quarters;

Calendar Quarter means each successive period of three (3) calendar months commencing on 1 January, 1 April, 1 July and 1 October, except that the first Calendar Quarter will commence on the Completion Date and end on the day immediately prior to the first to occur of 1 January, 1 April, 1 July or 1 October after the Completion Date;

Calendar Year means: (a) the period starting on the date of this Agreement and ending on 31 December 2023; and (b) each period of twelve (12) consecutive months starting on 1 January following the date of this Agreement;

Commercial Milestone has the meaning given in paragraph 3.1 of this Schedule;

Commercial Earn-Out Payment has the meaning given in paragraph 3.1 of this Schedule;

Commercial Milestone Statement has the meaning given in paragraph 3.1 of this Schedule;

Commercially Reasonable Efforts means [***];

D&R Earn-Out Payment has the meaning given in paragraph 2.1 of this Schedule;

D&R Milestone has the meaning given in paragraph 2.1 of this Schedule;

D&R Milestone Report has the meaning given in paragraph 8.1 of this Schedule;

Development Plan means [***];

Earn-Out Payments means the D&R Earn-Outs Payments, the Commercial Earn-Outs Payments and the Sales Earn-Outs Payments;

EMA Approval means all approvals, licenses, permits, notifications, registrations, clearances, authorizations or waivers of the European Medicines Agency (EMA), that is or are necessary to initiate marketing and selling a Product in the jurisdiction(s) governed by the EMA;

FDA Approval means all approvals, licenses, permits, notifications, registrations, clearances, authorizations or waivers of the United States Food and Drug Administration, that is or are necessary to initiate marketing and selling a Product in United States of America;

First Commercial Sale means [***];

Licensee means a third party that is granted a license, sublicense or otherwise granted rights with respect to a Product;

Milestones means each of the D&R Milestones, the Commercial Milestones and the Sales Milestone;

Milestone Statement has the meaning given in paragraph 2.1 of this Schedule;

Net Sales means [***];

Regulatory Approval means each of (i) EMA Approval and (ii) FDA Approval;

Sales Earn-Out Payment has the meaning given in paragraph 4.1 of this Schedule;

Sales Earn-Out Term has the meaning given in paragraph 4.1 of this Schedule;

Sales Milestone has the meaning given in paragraph 4.1 of this Schedule;

Sales Milestone Statement has the meaning given in paragraph 4.1 of this Schedule;

Sepofarsen means [***];

Total Annual Net Sales means [***];

Ultevursen means [***].

2.	D&R Earn-Out Payments

2.1	Upon the first occurrence of the relevant development and regulatory milestone described in the table below (each a D&R Milestone), the Purchaser shall [***] after the occurrence of such D&R Milestone (i) provide written notice to ProQR IV of the occurrence of such D&R Milestone (the D&R Milestone Statement) and (ii) [***] after the relevant D&R Milestone Statement and upon receipt of the related invoice, pay to ProQR IV the corresponding amount set out in the table below (each, a D&R Earn-Out Payment), in cash and in accordance with Clause 25 of this Agreement:

D&R Milestone	D&R Earn-Out Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.	Commercial Earn-Out Payments

3.1	The Purchaser shall notify ProQR IV [***] on which the aggregate Total Annual Net Sales of a Product first achieves the applicable commercial milestone set out in the table below (a Commercial Milestone and a Commercial Milestone Statement). The Purchaser shall, [***] after providing the relevant Commercial Milestone Statement and upon receipt of the related invoice, pay to ProQR IV the corresponding amount set out in the table below, in accordance with Clause 25 of this Agreement, (each a Commercial Earn-Out Payment):

Commercial Milestone	Commercial Earn-Out Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.2	For the avoidance of doubt, the Commercial Milestones apply in respect of each Product separately.

4.	Sales Earn-Out Payments

4.1	[***]. The Purchaser shall, within [***] after providing the Sales Milestone Statement and upon receipt of the related invoice, pay to ProQR IV an amount equal to [***] of the Total Annual Net Sales for each Product (each, a Sales Earn-Out Payment) [***], in accordance with Clause 25 of this Agreement (the Sales Milestone).

4.2	Within [***], the Purchaser will provide to ProQR IV a report setting forth [***] in accordance with paragraph 4.1 (the Annual Sales Calculations Report). The Purchaser shall [***] after the relevant Annual Sales Calculations Report make the applicable Sales Earn-Out Payment, to the extent not already settled on a [***] in accordance with paragraph 4.1, and in accordance with Clause 25 of this Agreement,

4.3	For the sake of clarity, [***].

5.	Exchange rate

If any currency conversion is required in determining the amount of Net Sales expressed in EUR, that conversion shall be made using the same exchange rates used by the Purchaser pursuant to its Accounting Standard, or if none is used, then the applicable daily average conversion rate published by the European Central Bank at its website https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html on the last Business Day of [***] to which the amount applies.

6.	All Payments

[***].

7.	Achievement of Milestones

The Purchaser shall, and shall procure that its Affiliates, use its Commercially Reasonable Efforts to achieve the Milestones as soon as possible and in accordance with the Development Plan.

8.	Progress, Records and Audits

8.1	With respect to the D&R Milestones, the Purchaser shall provide to ProQR IV [***] a written report regarding significant development activities with respect to each Product (each a D&R Milestone Report). Each D&R Milestone Report shall [***]. Upon request of ProQR IV, the Purchaser and ProQR IV shall organize a meeting within a reasonable timeframe, [***] after receipt of the D&R Milestone Report by ProQR IV, to discuss the D&R Milestone Report. The aforementioned obligations end with the achievement of all four D&R Earn-Outs.

8.2	The Purchaser shall and shall procure that its Affiliates and any Licensees shall, keep and maintain accurate and complete books and records showing the Net Sales. Such books and records will be sufficiently detailed such that the Total Annual Net Sales can accurately be determined.

8.3	Upon [***] written notice by ProQR IV (the Auditing Party) to the Purchaser (the Audited Party), the Audited Party will permit an Accounting Firm to examine the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the Total Annual Net Sales. An examination by ProQR IV under this paragraph will occur [***] (other than in case of suspected material breach or fraud) and will be limited to the pertinent books and records for any Calendar Year ending [***] before the date of the request.

8.4	The Accounting Firm will be provided reasonable access to such books and records at the Audited Party's facility where such books and records are normally kept, and such examination will be conducted at a mutually convenient time and during the Audited Party's normal business hours. The Audited Party may require the Accounting Firm to sign an appropriate standard non-disclosure agreement before providing the Accounting Firm access to the Audited Party's facilities or records.

8.5	Upon completion of the audit, the Accounting Firm will provide to both the Purchaser and ProQR IV a written report disclosing whether the Annual Sales Calculations Report is correct or incorrect and the specific details concerning any discrepancies, provided that no commercially sensitive information of the Audited Party will be disclosed to the Auditing Party without the Audited Party's prior written consent. No other information will be provided to the Auditing Party.

8.6	If the Accounting Firm determines that the Total Annual Net Sales of a Product were higher than included in the Annual Sales Calculations Report, the Purchaser shall make any (additional) payment due in respect of the relevant Commercial Milestone and/or Sales Milestone in accordance with paragraphs 3 and 4 of this Schedule and within [***] after the date on which such audit is completed. If the audit reveals an understatement of the Total Annual Net Sales of a Product of more than [***] then the Audited Party shall bear the costs of the audit. Otherwise, the Auditing Party shall bear the cost of the audit.

8.7	The outcome of the audit shall be final, conclusive and binding on the Parties.

Schedule 15

Cost Compensation Agreement

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Schedule 16

Data Room Index

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Schedule 17

Transitional Services Agreement

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